Exhibit 99.1

Tuesday, August 5, 2003

COMPANY PRESS RELEASE

Transgenomic Inc. Reports Second Quarter and Year-to-Date 2003 Results

OMAHA, Neb., August 5 / — Transgenomic Inc. (Nasdaq: TBIO) today announced financial results for the three- and six-month periods ended June 30, 2003.

Second quarter and year-to-date 2003 revenues of $8.5 million and $18.0 million, respectively, represented a decrease from second quarter and year-to-date 2002 revenues of $9.4 million and $19.3 million. Margins for the second quarter and year-to-date 2003 were adversely affected by preproduction manufacturing costs of $1.2 million and $2.4 million, respectively, related to the Company’s specialty oligonucleotide synthesis business in Boulder, Colo. Gross Margins for second quarter and year-to-date 2003 were 30.1% and 34.7%, respectively, compared to second quarter and year-to-date 2002 gross margins of 51.6% and 51.8%. Operating Expenses for second quarter and year-to-date 2003 were $7.1 million and $14.3 million, respectively, compared to $8.9 million and $17.6 million for 2002. Included in the Operating Expenses and Net Loss for the second quarter and year-to-date 2003 were restructuring charges of $474,000 and $738,000, respectively. Net Loss for the second quarter and year-to-date 2003 was $4.7 million or $0.20 per share and $8.3 million or $0.35 per share, respectively, compared to a Net Loss of $4.0 million or $0.17 per share and $7.3 million or $0.31 per share for the second quarter and year-to-date 2002.

Comment and Outlook

“The lack of visibility in our synthetic nucleic acids business has been problematic, but we continue to believe in the strategic value of this business segment,” said Collin D’Silva, CEO. “Our biosystems business segment continues to exhibit strength. We believe growth will result from increased consumable product offerings and continued strength in demand for our instruments. On a regional basis, biosystems sales have been strong in Europe with increasing indications of returning strength in North America and significant growth potential in other areas of the world.”

Michael Draper, CFO, commented that the Company’s cash burn rate should decrease due to previously planned reductions in capital expenditures in the second half of 2003 and improved operating cash flow due to a reduced level of operating expenses. In addition, Draper indicated, “We have taken actions to more effectively manage our working capital and will continue to take appropriate actions as needed to provide additional liquidity.”

Earnings Call

The Company will host a live broadcast of its first quarter 2003 financial results via conference call over the Internet on Tuesday, August 5, at 5 p.m. Eastern time. To listen to the Webcast, investors should log on to http://www.firstcallevents.com/service/ajwz386108410gf12.html and follow the instructions listed. A link to this site will also be located on the Company’s Investor Relations’ Shareholder Information Web page at http://www.transgenomic.com/default.asp?pgid=31&cyid=1. An archived recording of the conference call will be available and can be accessed via the web using the same links listed above for 14 days after the call. Investors can also listen to a replay via telephone from 8 p.m. ET on August 5 through August 19, 2003, midnight ET. Simply dial 877-856-8964 or 402-220-1608 from any telephone.

About Transgenomic

Transgenomic provides versatile and innovative research tools and related consumable products to the life sciences industry for the synthesis, separation, analysis and purification of nucleic acids and a wide variety of nucleic acid-based specialty chemicals. Through its nucleic acids business segment, Transgenomic provides specialty chemicals, including advanced nucleic acid building blocks and associated reagents, used in applications such as genetic diagnostics and therapeutics. Manufacturing operations include a cGMP facility for the synthesis of oligonucleotides.

Transgenomic’s biosystems segment offers its WAVE® Systems and associated consumables. These systems are specifically designed for use in genetic variation detection and single- and double-strand DNA/RNA analysis and purification. These systems have broad applicability to genetic research and molecular diagnostics. To date there have been approximately one thousand systems installed in over 30 countries around the world.

For more information about the innovative genomics research tools developed and marketed by Transgenomic, please visit the company’s Web site at www.transgenomic.com.

Forward-Looking Statement

Certain statements in this press release constitute “forward-looking statements” of Transgenomic within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those with respect to management’s current views and estimates of future economic circumstances, industry conditions, company performance and financial results. The known risks, uncertainties and other factors affecting these forward-looking statements are described from time to time in Transgenomic’s reports to the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this press release. All information in this press release is as of the date of the release and Transgenomic does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

TRANSGENOMIC INC.

SUMMARY FINANCIAL RESULTS

(In thousands, except per share amounts)

STATEMENTS OF OPERATIONS

	Three Months Ended June 30, 2003	Three Months Ended June 30, 2002	Six Months Ended June 30, 2003	Six Months Ended June 30, 2002
Net Sales	$8,481	$9,424	$17,986	$19,255
Cost of Sales	5,925	4,562	11,739	9,285
Gross Margin	2,556	4,862	6,247	9,970

Operating Expenses:
Selling, General and Administrative	4,215	5,923	8,823	11,822
Research and Development	2,362	2,964	4,688	5,736
Restructuring Charge	474	—	738	—
Stock-based Compensation	50	35	85	60

Operating Loss	(4,545)	(4,060)	(8,087)	(7,648)

Other Income/(Expenses)	(115)	155	(156)	405
Loss Before Income Taxes	(4,660)	(3,905)	(8,243)	(7,243)
Income Tax Expense	10	76	24	97
Net Loss	$(4,670)	$(3,981)	$(8,267)	$(7,340)

Shares Used in Computing Net Loss Per Share
Basic and Diluted	23,540	23,699	23,529	23,673
Basic and Diluted Net Loss Per Share	$(0.20)	$(0.17)	$(0.35)	$(0.31)

TRANSGENOMIC INC.

SUMMARY FINANCIAL POSITION

(In thousands)

BALANCE SHEETS

	June 30, 2003	December 31, 2002
Cash, Cash Equivalents and Short-term Investments	$3,045	$13,347
Other Current Assets	24,840	25,780
Current Assets	27,885	39,127

Net Property and Equipment	18,863	15,652
Other Assets	18,976	19,256
Total Assets	$65,724	$74,035

Current Liabilities	10,609	11,021
Long-term Debt	1,539	1,499
Stockholders Equity	53,576	61,515

Total Liabilities and Stockholders Equity	$65,724	$74,035

For confirmation of release or further information, please contact:

Mitchell L. Murphy

Transgenomic Inc.

402-452-5418

mmurphy@transgenomic.com

Robert J. Pogulis, Ph.D.

Transgenomic Inc.

845-782-9617

rpogulis@transgenomic.com